Exhibit 5.1

July 12, 2022

Board of Directors
Venus Concept Inc.
235 Yorkland Boulevard
Suite 900
Toronto, Ontario M2J 4Y8

Ladies and Gentlemen:

We have acted as counsel to Venus Concept Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of (i) 685,529 shares (the “Commitment Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) up to Eleven Dollars ($11,000,000) of Common Stock (the “Purchase Shares” and together with the Commitment Shares, the “Shares”), in each case pursuant to the purchase agreement dated as of July 12 2022 (the “Purchase Agreement”), between the Company and Lincoln Park Capital Fund, LLC, an Illinois limited liability company.

In such capacity, we have reviewed copies of the shelf registration statement on Form S-3 (Registration No. 333-260267) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (the “Commission”) on October 15, 2021 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”), and the base prospectus dated October 15, 2021 forming a part of the Registration Statement with respect to the offering from time to time of the securities described therein with an aggregate offering price not to exceed $55,047,990.59, which was included as part of the Registration Statement at the time it became effective (the “Base Prospectus”) and the prospectus supplement, dated July 12, 2022, relating to the offer and sale of the Shares in the form first filed by the Company pursuant to Rule 424(b)(5) under the Securities Act with the Commission (the “Final Prospectus Supplement” and, the Base Prospectus, as amended and supplemented by the Final Prospectus Supplement, including the documents incorporated by reference therein, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Sec. 229.601(b)(5), in connection with the Registration Statement.

We also have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

This opinion is based solely on the General Corporation Law of the State of Delaware.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

a)
The Commitment Shares have been duly authorized by all necessary corporate action on the part of the Company, and when issued in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

b)
The Purchase Shares have been duly authorized by all necessary corporate action on the part of the Company, and when issued and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

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